UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2010 (November 4, 2010)

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chemin de Blandonnet 10 Vernier, Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 4, 2010, Transocean Inc., a wholly owned subsidiary of Transocean Ltd., reached a settlement with the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) with respect to certain charges asserted against Transocean Inc. by the SEC and DOJ relating to the anti-bribery provisions of the Foreign Corrupt Practices Act (the “FCPA”). GlobalSantaFe Corp. (“GSF”), a wholly owned subsidiary of Transocean Ltd., also reached a settlement with the SEC on November 4, 2010 with respect to certain charges asserted against GSF by the SEC relating to the anti-bribery provisions of the FCPA.

Under the terms of the settlements, Transocean Inc. and GSF will pay a total of approximately $27 million in penalties, interest and disgorgement of profits. Transocean Inc. and GSF have consented to the entry of a civil injunction in the SEC action. Transocean Inc. and Transocean Ltd., on behalf of Transocean Inc., have entered into a three-year deferred prosecution agreement with the DOJ (the “DPA”).

Under the settlements, Transocean will implement improvements to its compliance program that are consistent with its longstanding policy against improper payments.

A copy of the DPA in the form filed with the United States District Court, Southern District of Texas, Houston Division, is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Deferred Prosecution Agreement by and between The United States Department of Justice, Transocean Inc. and Transocean Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: November 5, 2010	By	/s/ Heather G. Callender
Heather G. Callender
Associate General Counsel